Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements S-3D No. 333-85254, Form S-3 No. 333-60064, Form S-8 No. 333-59962, Form S-3D No. 333-54232, Form S-3 No. 333-41436, Form S-3 No. 333-88127, Form S-3D No. 333-71323 and Form S-8 No. 333-77890 of Saul Centers Inc. and in the related Prospectuses pertaining to the Deferred Compensation and Stock Plan for Directors, the 1993 Stock Option Plan, the Dividend Reinvestment and Stock Purchase Plan and the resale of shares of common stock by certain shareholders of Saul Centers, Inc of our report dated February 3, 2004, except as to Note 13, for which the date is February 17, 2004, with respect to the consolidated financial statements and schedule of Saul Centers Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

McLean, Virginia

March 10, 2004